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                                        EXHIBIT 2.1


                        ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 16th day of April, 1999, by and between Hallmark Properties, Inc., a Colorado corporation ("Buyer") and Norton Acquisition
Corporation, a  Minnesota corporation ("Seller").

                             WITNESSETH:

     WHEREAS, Seller has acquired substantially all of the assets of Norton Motors International Inc. (the "Norton Assets") pursuant to the terms of the Asset Purchase Agreement dated April 9, 1999 (the "Norton Acquisition Agreement"-a true fully executed copy of which is attached hereto as Exhibit 1);

     WHEREAS, pursuant to the terms of the Norton Acquisition Agreement, the Seller agreed to assume, discharge and perform when due certain liabilities and obligations of Norton Motors International Inc. that were expressly identified in the Norton Acquisition Agreement (the "Assumed Liabilities"); and,

     WHEREAS, Buyer desires to acquire from Seller the Norton Assets and Seller desires to sell the Norton Assets upon the terms and conditions stated herein.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged and accepted, Seller and Buyer, intending to be legally bound, hereby agree as follows:


                                ARTICLE 1
                       SALE AND PURCHASE OF ASSETS

     1.1 Assets To Be Purchased By Buyer. Subject to the terms and conditions set forth herein, Seller agrees to sell, transfer, convey and assign to Buyer, and Buyer agrees to purchase and acquire from Seller all of Seller's right, title and interest in and to the Norton Assets transferred to Seller pursuant to the Norton Acquisition Agreement.


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                                ARTICLE 2
                             PURCHASE PRICE

     2.1 Purchase Price and Other Consideration. The Buyer shall provide the following consideration to Seller in exchange for the Norton Assets :

          a) Cash Payment. A cash payment at Closing of twenty-five thousand dollars ($25,000).
          b) Stock of Buyer. Buyer shall cause to be issued in the name of the Seller, Two hundred and fifty two million (252,000,000) restricted shares of its common stock on the Closing Date pursuant to the terms of the Subscription Agreement attached hereto as Exhibit 2.1 (the "Securities"). The Securities shall be issued pursuant to applicable state and federal securities laws exemptions and shall contain an appropriate legend restricting their transferability.
          c) Assumption of Liabilities. As additional consideration for the transfer of the Norton Assets, the Buyer agrees to be jointly and severally liable with the Seller for the Assumed Liabilities to the same extent and degree as Seller. Notwithstanding the above, to the extent the Seller has discretion over the assumption and payment of the Assumed Liabilities the Buyer shall also be given the right to exercise discretion over its obligation for the Assumed Liabilities.

     2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Norton Assets as approved in writing by the parties hereto at or after Closing for all purposes and each of the parties shall file with the Internal Revenue Service Form 8594 on a basis consistent therewith.


     2.3 Further Assurances. Each of the parties hereto, before, at and after the Closing, upon the request from time to time of any other party hereto and without further consideration, shall do each and every act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated hereby and to effect an orderly transfer to Buyer of the Norton Assets.


                                ARTICLE 3
                                 CLOSING

     3.1 Binding Nature of Agreement. The sale contemplated by this Agreement shall be a legally binding obligation of the parties hereto upon execution thereof by officers of the respective parties, subject only to rescission by the affirmative vote of a majority of the shareholders of Seller. The Seller hereby agrees and warrants to deliver, on or before Closing, the affirmative vote of at least a majority of the shareholders of the Seller approving the sale contemplated by this Agreement.


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     3.2  Time and Place of Closing.  The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Duckson & Carlson, LLC, 10 South Fifth Street, Suite 300, Minneapolis, Minnesota 55402, on April 30 , 1999 at 2:00 p.m. or at such other place or on such other date which the parties may mutually agree in writing ("Closing Date"). All transfers and other proceedings required to be made or taken at the Closing shall be deemed to have taken place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed. Legal title, equitable title and risk of loss with respect to the Norton Assets shall be deemed to have passed to Buyer on transfer of such Norton Assets on Closing.

     3.4 Seller's Deliveries At Closing. At the Closing, Seller shall deliver to Buyer the following:

               (a) Any Bill of Sale document reasonably requested by the Buyer evidencing the transfer of any tangible assets transferred hereby and such deeds (together with affidavits of title), assignments, certificates of title, and other instruments of conveyance as Buyer shall reasonably require to convey to Buyer the Norton Assets, including, without limitation, assignments of any Proprietary Rights included in the Norton Assets;

               (b) A fully executed Subscription Agreement in the form attached hereto as Exhibit 2.1;

               (c) Any consents from third required to permit Buyer to obtain the benefits of all the Norton Assets under the same terms and conditions as are applicable to Seller and to prevent a breach of any agreement or security interest relating to the Norton Assets. In addition, Seller shall deliver to Buyer, from time to time, such documentation as Buyer may reasonably request to assure Buyer the benefit of any of the Norton Assets for which consents were not required;

               (d) A certificate executed by the President or Secretary of Seller, in form satisfactory to Buyer and the Buyer's counsel, setting forth the resolutions adopted by the Board of Directors and shareholders of Seller authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

               (e) The books and records of the Business, which may be delivered by Seller at an alternative location to the location of the Closing upon the written agreement of Seller and Buyer;


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               (f)  All other documents, instruments and writings required by this Agreement or reasonably requested by Buyer to be delivered at Closing; and,

Seller further agrees, before, at and after the closing upon reasonable request by Buyer, and without additional consideration, to execute any additional documentation reasonably necessary to transfer the Norton Assets to Buyer.

     3.5 Buyer's Deliveries At Closing. At the Closing, Buyer shall deliver to Seller the following:

               (a) One or more stock certificates duly approved and executed by authorized representatives of the Buyer evidencing the shares of Buyer to be delivered pursuant to Section 3.1 hereof; and,

               (b) A certificate from the Secretary of Buyer, in a form reasonably satisfactory to Seller and Seller's counsel, setting forth the resolutions adopted by the Board of Directors of Buyer authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby.



                                ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Closing Date as follows:

     4.1 Organization: Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     4.2 Due Authorization and Execution: Effect of Agreement. The Board of Directors and shareholders of Seller have taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby and no other corporate action is necessary to authorize the execution and delivery hereof or the consummation of the transactions contemplated hereby.

     4.3 Litigation Involving Seller. There is no action, suit, proceeding or investigation pending (including, without limitation, any action, suit, proceeding or investigation with respect to any federal, state or local laws, rules or regulations), or to Seller's knowledge, threatened against or detrimentally affecting Seller and no governmental entity has served upon Seller any notice claiming any


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          violation of any statute, ordinance, or regulation or noting the need for any repair or remediation, requesting data or access, requiring testing or other investigation relating to environmental conditions or otherwise.

     4.4 Compliance with Applicable Laws. To the best of its knowledge, Seller is in compliance with all federal, state and local and foreign laws, statutes, rules and regulations applicable to Seller.

     4.5 No Liability For Employee Benefits. Buyer will incur no liability to, or on account of any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any employee.

     4.6 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder's commission, fee or similar compensation.

     4.7 Investment Intent. The Seller intends to acquire and hold the shares of stock issued hereunder (the "Securities") for its own account and for investment purposes only, and not with a view to, or for resale in connection with, the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act"). The Seller recognizes (i) that an investment in the securities involves a high degree of risk, and that such risks may result in the loss of the total amount of this investment; (ii) that the purchase of the Securities is a long-term investment; (iii) that transferability and sale of the Securities is restricted in many ways; (iv) that the Buyer makes no representations whatsoever concerning the present or prospective value of the Securities; and (v) that in the event of disposition of the Securities, the undersigned could sustain a total loss of its investment.

          The Seller acknowledges that the Securities have not been registered under the Act and that the Securities may not be sold, assigned or otherwise transferred (i) except pursuant to an effective registration statement under the Act and applicable State securities laws or (ii) unless the Seller supplies the Buyer with an opinion of an attorney of the undersigned's choosing to the effect that the proposed sale, assignment or other transfer is exempt from registration under applicable federal and state securities laws. As a result thereof, the Seller may be required to hold the Securities for an indefinite period of time.

          The Seller acknowledges that its agents and advisors have been afforded the opportunity to examine all books, records, agreements and other documents relevant to the Buyer and these Securities and that it has been given an opportunity to ask questions and receive answers from duly designated representatives of the Buyer concerning its investment in the Securities.


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                                ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

     5.1 Organization: Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     5.2 Due Authorization and Execution: Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation of Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

     5.3 Consents. No consent, approval or authorization of exemption by, or filing with, any governmental or regulatory authority or any other third party is required in connection with the execution, delivery or performance by Buyer of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which: (a) have been, or by the Closing Date will be, obtained; and (b) Seller is required to obtain or make.

     5.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller or Buyer for any brokerage or finder's commission, fee or similar compensation.


                                ARTICLE 6
               CONDITION PRECEDENT TO BUYER'S PERFORMANCE

The obligations of Buyer are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

     6.1 Accuracy of Representations and Warranties. All representations and warranties by the Seller in this Agreement shall be true and correct on and as of the Closing Date.

     6.2 Seller's Compliance. Seller shall have performed, satisfied and complied with all covenants, assignments, agreements and conditions required by this Agreement to be performed or complied with by Seller.


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                                ARTICLE 7
               CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing Date of the following conditions.


     7.1  Accuracy of Representations and Warranties.  All representations
          and warranties   by the Buyer in this Agreement shall be true on and
          as of the Closing Date.

     7.2 Compliance by Buyer. The Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Buyer.


                                ARTICLE 8
                             INDEMNIFICATION

     8.1 Indemnification by Seller. Seller hereby agrees to indemnify and hold the Buyer, its affiliates, and its employees, officers, directors and agents harmless from, against and in respect of (and shall on demand reimburse the Buyer for) any and all losses, liabilities, damages, claims, costs and expenses (whether or not arising out of third party claims, including without limitation interest, penalties and reasonable attorneys' fees) sustained or incurred by the Buyer in connection with or arising out of:

               (a) any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein; or,
               (b) any liabilities or obligations of Seller not specifically assumed by the Buyer pursuant to the terms of this Agreement.

     8.2 Indemnification by the Buyer. Buyer hereby agrees to indemnify and hold the Seller, its affiliates, and its employees, officers, directors and agents harmless from, against and in respect of (and shall on demand reimburse the Seller for) any and all losses, liabilities, damages, claims, costs and expenses (whether or not arising out of third party claims, including without limitation interest, penalties and reasonable attorneys' fees) sustained or incurred by the Seller in connection with or arising out of:

               (c) any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein; or,
               (d) any liabilities or obligations of Buyer not specifically assumed by the Seller pursuant to the terms of this Agreement.


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                                ARTICLE 9
                TRANSFER OF INTELLECTUAL PROPERTY RIGHTS


    9.1 Transfer of Trademarks and other Intellectual Property Rights. Contemporaneously with the Closing or thereafter, at the request of Buyer and without additional consideration therefore, Seller shall sign all documents necessary to transfer to Buyer all trademark rights owned by Seller to the Norton name as well as all other intellectual property rights transferred hereunder.


                               ARTICLE 10
                          DEFAULTS AND REMEDIES

     10.1 Event of Default. Any of the following events shall constitute an "Event of Default" under this Agreement:

               (a) The Buyer shall not pay when due the monetary consideration or issue the stock as required by Article 2.1 of this Agreement;
               (b) The Seller shall fail to take any action required hereunder to transfer any of the Norton Assets to Buyer; or,
               (e) Any representation made by the Buyer or Seller in this Agreement or in any document made collateral to this Agreement shall prove to be untrue in any material respect or materially misleading at the time such representation or warranty was made.

     10.2 Notice of Default. Upon the occurrence of one of the defaults described in this Agreement, the non-breaching party shall give written notice to the other specifying:

               (a)  the default;
               (b)  the action required to cure the default;
               (c) if applicable, a date not less than thirty (30) days from the date the notice is mailed to the party in which such default must be cured; and
               (d) that failure to cure such default on or before the date specified in the notice shall result in the non-breaching exercising its remedies at law or as specified in this Agreement.

     10.3 Remedies. Upon the occurrence of an Event of Default, the non-breaching party, shall be entitled to bring an action for all remedies to which it might by law be entitled.


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     10.4 Remedies Not Exclusive.  No right or remedy by this Agreement or by any document or instrument delivered by a party hereto, shall be or is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy now or hereafter existing at law or in equity or by statute.

     10.5 Waiver; Forbearance. Except as the parties may hereafter otherwise agree in writing, no waiver by a party of any breach or default of the other party, of any of its obligations, agreements or covenants under this Agreement shall be deemed to be waiver of any subsequent breach of the same, or any other obligation, agreement or covenant under this Agreement, nor shall forbearance by a party to seek a remedy for such breach be deemed a waiver of its rights and remedies with respect to such breach, nor shall a party be deemed to have waived any of its rights and remedies unless it be in writing and executed with the same formality as this Agreement.


                               ARTICLE 11
                              MISCELLANEOUS

     11.1 Survival. The representations and warranties made in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith and the covenants and agreements contained herein to be performed or complied with at the Closing, prior to the Closing Date or in connection with the Closing shall survive the Closing and the purchase and sale of the Norton Assets contemplated hereby.

     11.2 Entire Agreement: Amendment. This Agreement, including the Exhibits and other writing referred to herein or delivered pursuant to this Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof and it supercedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     11.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the express prior written consent of the other party hereto. If this Agreement is assigned with such consent the terms and conditions hereof shall be binding upon and shall inure to the benefit of such assignee; provided, however, that no assignment of this Agreement or any of the rights or obligations hereof shall relieve any party of its obligations under this Agreement.


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     11.4 Counterparts. This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original and all of which taken together shall constitute the same instrument.

     11.5 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     11.6 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provisions at any time in the future or a waiver of any other provision hereof.

     11.7 Expenses. Seller and Buyer shall each pay all costs and expenses incurred by themselves or on their behalf in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of their own financial consultants, accountants and counsel.

     11.8 Notices. Any notice, request, instruction, consent or other document to be given hereunder by any party hereto to any other party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, and shall be deemed given when postmarked and addressed as follows:

               If to Buyer:             Hallmark Properties, Inc.
                                        14252 23rd Avenue North
                                        Plymouth, MN 55447-4910


               If to Seller:            Norton Acquisition Corporation
                                        Ten South Fifth Street
                                        Minneapolis, MN 55402



          or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent for notices hereunder.

     11.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed on its behalf as of the date first above written.


     Buyer:              HALLMARK PROPERTIES, INC.


                   By:   /s/ Mark Osterberg

                  Its:   CEO



     Seller:             NORTON ACQUISITION CORPORATION



                   By:   /s/ B.A. Johnson

                  Its:   President


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                            INDEX TO EXHIBITS


EXHIBIT 1           Norton Acquisition Agreement (w/Exhibits)

Exhibit 2.1         Subscription Agreement


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